Exhibit 99.1

SYNTHETECH ANNOUNCES FISCAL 2009 RESULTS

Albany, Oregon, June 3, 2009 – Synthetech, Inc. (NZYM.OB) today announced financial results for its fiscal fourth quarter and fiscal year, which ended March 31, 2009.

For the fourth quarter ended March 31, 2009, revenue was $6.6 million, a 45% increase from revenue of $4.6 million for the same period last year.  Gross income for the current quarter was $2.0 million, compared to gross income of $1.1 million for the same period last year.  Operating income for the current quarter was $704,000, compared to $128,000 for the same period last year.  Net income for the fourth quarter ended March 31, 2009 was $657,000, or $0.04 per share, compared to $113,000, or $0.01 per share, in last year’s corresponding period.

The Company reported revenue of $19.9 million for fiscal 2009, a 36% increase from revenue of $14.6 million in fiscal 2008.  Gross income in fiscal 2009 was $5.5 million, compared to gross income in fiscal 2008 of $2.9 million.  Operating income in fiscal 2009 was $1.3 million, compared to an operating loss in fiscal 2008 of $1.1 million.  Net income for fiscal 2009 was $1.2 million, or $0.08 per share, compared to a net loss for fiscal 2008 of $1.2 million, or $0.08 per share.

International sales, principally to Western Europe, were $11.1 million and $5.7 million in fiscal 2009 and 2008, respectively. International sales, like all of Synthetech's revenues, are subject to significant quarterly fluctuations based on the timing of customer’s projects as they progress through the clinical trials process.

Revenue for the fourth quarter and full year of fiscal 2009 compared to the comparable periods of the prior year benefited from growth in existing large-scale projects and an increase in the number and average size of new projects.  Fiscal 2009 gross income benefited from the increased level of sales.  Additionally, in fiscal 2008 production process difficulties reduced revenue and increased per unit costs.  Management estimates that manufacturing difficulties related to certain customer projects reduced fiscal 2008 gross margins by approximately $1.7 million.  Production processes improved in fiscal 2009.

Fiscal 2009 cost of revenue, research and development and selling, general and administrative expenses include $185,000, $81,000 and $384,000, respectively, of charges for employee incentives pursuant to Synthetech’s Key Employee Performance Plan (KEPP), the Company's primary bonus program.  There were no employee incentives accrued pursuant to the KEPP in fiscal 2008.

The Company’s cash and cash equivalents were $588,000 at March 31, 2009, compared to $1.1 million at March 31, 2008. As of March 31, 2009, Synthetech’s working capital was $5.9 million, compared to $4.4 million at March 31, 2008.  The increase in working capital between the two periods is primarily the result of fiscal 2009 net income.  As of March 31, 2009, Synthetech had no outstanding borrowings under its line of credit, compared to $905,000 on March 31, 2008.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)
	Three Months Ended March 31,		Year Ended March 31,
(in thousands, except per share data)	2009	2008	2009	2008

Revenue	$6,617	$4,557	$19,862	$14,561
Cost of revenue	4,621	3,437	14,314	11,707
Gross income	1,996	1,120	5,548	2,854

Research and development	352	380	1,302	1,362
Selling, general and administrative	940	612	2,938	2,603

Operating income (loss)	704	128	1,308	(1,111)

Interest income	1	4	7	20
Interest expense	(48)	(19)	(164)	(83)
Income (loss) before income taxes	657	113	1,151	(1,174)

Income tax expense (benefit)	-	-	-	-
Net income (loss)	$657	$113	$1,151	$(1,174)

Basic and diluted income (loss) per share	$0.04	$0.01	$0.08	$(0.08)

Dr. Gregory Hahn, President and CEO, stated, “The recent downturn in the economic environment and resulting difficulties in the credit markets did not impact our business.  Our third consecutive year of increased revenues combined with gains in production efficiencies and purchasing cost reductions resulted in a nicely profitable fiscal 2009.  Repeat orders from major pharmaceutical companies for ongoing strategic projects in clinical studies comprised the bulk of revenue gains compared with fiscal 2008 performance.  Two new medical device customers contributed $2.3 million of revenue, up from $278,000 in fiscal 2008.  We saw significant contributions to income from resolution of various production difficulties Synthetech experienced in the previous year.  We also operated safely, ending the year with over two years without a recordable incident.  Overall, it was a very good year.”

Looking forward, Dr. Hahn notes “we are seeing some weakness in the emerging biopharmaceuticals market, where difficulty raising funds impairs ongoing drug development projects.  In addition, some major pharmaceutical companies appear to be reducing their outsourcing expenditures.  Both of these issues also impact our contract drug synthesis market where our traditional peptide building block products are sold.  Despite potential adverse effects on our future revenues as a result of these issues, we continue to receive orders from both our emerging biopharmaceutical and contract drug synthesis customers and are not able to determine if the poor economic environment will have a significant unfavorable effect on our fiscal 2010 operating results.  Due to demand issues for the products of both of our existing medical device customers, we expect that any meaningful revenue from either of these customers would be generated only in late fiscal 2010.  Despite these challenging economic and market conditions, we remain guardedly optimistic as we enter fiscal 2010.  Synthetech’s order backlog as of March 31, 2009, was approximately $6.8 million, with most of these orders scheduled to ship during the first half of fiscal 2010.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  We develop and manufacture amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Our products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major pharmaceutical, contract drug synthesis firms, emerging biotechnology (virtual pharmaceutical) and medical device companies.  We also supply catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; the timing and amount of shipments; the resolution of manufacturing difficulties; the impact of the recent economic and credit crises on the Company's business and customers; and revenue from medical device customers in fiscal 2010.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575